Exhibit 99.1

PRESS RELEASE

Contact: Roger N. Tuttle

Ezenia! Inc.

Investor Relations

investorrelations@ezenia.com

EZENIA! INC. Announces 2007 Third Quarter Financial Results

Nashua, N.H., November 01, 2007 – Ezenia! Inc. (OTCBB:EZEN.OB), a leading market provider of  real-time collaboration solutions for corporate and government networks and eBusiness, today reported financial results for its third quarter and nine-month period ended September 30, 2007.

Revenue was approximately $2.0 million for the third quarter of 2007, a 32.0% decrease from approximately $3.0 million for the third quarter of 2006. For the nine months ended September 30, 2007, revenue was approximately $7.2 million, a decrease of 29.7% when compared to revenue for the nine months ended September 30, 2006.

The Company believes that these results reflect the adverse impact of budgetary uncertainty within the Department of Defense (DOD), the confusion created by the Net-Centric Enterprise Services (NCES) programs administered by the Defense Information System Agency (DISA), and what the Company believes were improper sole-source, brand-name or successor contracts issued by the Army and/or DISA, for which the Company is currently protesting. As a result, the Company expensed approximately $1.5 million in the three-month period ended September 30, 2007, including a $1.4 million reserve against a contractual commitment to purchase Placeware licenses.

For the third quarter of 2007, net loss was approximately $2.1 million or ($0.14) per share, as compared to net income of approximately $0.5 million, or $0.03 per share, for the third quarter of 2006. Operating costs, in line with expectations, increased 39.7% to $2.1 million as compared to $1.5 million for the third quarter in 2006; approximately 6% of the quarter’s operating expenses were a result of the Nashua expansion. These expenses will continue through the rest of 2007 and into 2008 until the Colorado facility is sublet, at which time we expect to see an overall cost reduction.

For the nine months ended September 30, 2007, net loss was approximately $2.4 million or ($0.16) per share, as compared to net income of approximately $2.9 million, or $0.20 per share, for the same period in 2006. Operating costs increased 25.7 % to $5.5 million as compared to $4.4 million for the same period in 2006.

“As a small business company with limited resources who has been providing our Warfighters and Intelligence Community with the best solution for their needs in the global war on terrorism, Ezenia has been adversely impacted by recent purchasing practices, used by certain branches of the Armed Forces and within DOD, which we believe are in violation of certain mandatory requirements of the Federal Acquisition Regulation (FAR) and Competition in Contracting Act (CICA). More importantly, the Warfighters, who have put their lives on the line in the defense of our country, have been denied access and use of the very solution that has served them well and with distinction since 2002. Ezenia felt it had no choice but to pursue legal recourse to protect the interest and needs of our Warfighters, to get to the bottom as to why they have been denied the use of their preferred solution, and to ensure that the DOD market is a fair and level playing field” noted Khoa Nguyen, Chairman and Chief Executive Officer. “Until these difficult conditions are resolved satisfactorily in the true interest and needs of the Warfighters, earnings will remain under pressure. In spite of the uncertain environment in the Defense segment, the Company believes in the long-term outlook in the collaboration market and its own opportunity of growth in a truly and openly competitive environment. With its cash balance of approximately $11.4 million at the end of the quarter, the Company will be able to finance its stock repurchase plan, consolidate its operations in Nashua, NH, continue investments in its marketing and sales organizations, enhance and upgrade its current product, develop exciting new products, and aggressively pursue business in new, non-Defense markets where it has good reason to believe its products will be well received.”

About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and eGovernment. By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat. The ability to discuss projects, share information, and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product and service offerings can be found at the Company’s Web site, http://www.ezenia.com.

Note to Investors Regarding Forward-Looking Statements

Statements included in this release that are not historical facts may be considered forward-looking statements. You can identify these forward-looking statements by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” and similar words. Such forward-looking statements, including statements regarding the Company’s long-term outlook and strategy, improvements in its infrastructure, its ability to meet its goals and objectives, and its growth opportunities, involve risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Company’s 2006 Annual Report on Form 10-K for the year ended December 31, 2006, such as the evolution of Ezenia!’s market, its dependence on major customers, dependence on the United States government as its largest customer, the potential outcome of the Company’s pending litigation with the government, rapid technological change and competition within the collaborative software market, its reliance on third-party technology, protection of its propriety technology, acceptance of IWS in the commercial market, retention of key employees, stock price volatility, customer acceptance of Version 3.0 of InfoWorkSpace, its history of liquidity concerns and operating losses, and other considerations that are discussed further in such report. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to update forward-looking statements after the date of such statements.

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Note: Ezenia! is a registered trademark of Ezenia! Inc. and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc. Additional information on Ezenia! and its products is available at http:// www.ezenia.com.

 EZENIA! INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share related data)

(Unaudited)

	September 30,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$11,392	$12,059
Accounts receivable, less allowances of $413 at September 30, 2007 and $412 at December 31, 2006	717	3,580
Prepaid software licenses	1,649	3,346
Prepaid expenses and other current assets	329	356
Total current assets	14,087	19,341

Capitalized software, net	35	87
Equipment and improvements, net	425	304
Deferred tax assets	717	717
Total assets	$15,264	$20,449

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$574	$1,917
Accrued expenses	1,413	535
Employee compensation and benefits	317	229
Deferred revenue	2,989	5,675
Total current liabilities	5,293	8,356

Deferred revenue, net of current portion	51	192

Stockholders’ equity
Preferred stock, $.01 par value, 2,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 15,360,629 issued and 14,700,192 outstanding at September 30, 2007; 15,311,174 issued and 14,650,737 outstanding at December 31, 2006	154	153
Capital in excess of par value	64,734	64,368
Accumulated deficit	(52,107)	(49,759)
Treasury stock at cost, 660,437 shares at September 30, 2007 and December 31, 2006	(2,861)	(2,861)
Total stockholders’ equity	9,920	11,901
Total liabilities and stockholders’ equity	$15,264	$20,449

EZENIA! INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share related data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Product revenue	$2,003	$2,968	$6,417	$9,103
Product development revenue	19	—	751	1,028
Service revenue	—	7	2	63
	2,022	2,975	7,170	10,194
Cost of revenues
Cost of product revenue	2,160	1,001	3,921	2,982
Cost of product development revenue	17	—	568	358
Cost of service revenue	—	5	2	15
	2,177	1,006	4,491	3,355

Gross profit (loss)	(155)	1,969	2,679	6,839

Operating expenses
Research and development	603	485	1,695	1,247
Sales and marketing	568	384	1,425	1,041
General and administrative	761	500	1,928	1,719
Depreciation	40	28	108	72
Occupancy and other facilities related expenses	125	104	354	305

Total operating expenses	2,097	1,501	5,510	4,384

Income (loss) from operations	(2,252)	468	(2,831)	2,455

Interest income, net	146	155	453	337
Other income	10	—	32	—
	156	155	485	337

Income (loss) before income taxes	(2,096)	623	(2,346)	2,792
Income tax (expense) benefit	—	(113)	—	110
Net income (loss)	$(2,096)	$510	$(2,346)	$2,902

Basic and diluted earnings (loss) per share:
Basic	$(0.14)	$0.03	$(0.16)	$0.20
Diluted	$(0.14)	$0.03	$(0.16)	$0.19

Weighted average common shares:
Basic	14,686,234	14,647,487	14,680,141	14,634,473
Diluted	14,686,234	14,914,259	14,680,141	14,936,218